                                                                    EXHIBIT 99.1

NEWS RELEASE
For immediate release                               Contact: Jeff Cartwright
                                                    Director, Investor Relations
                                                    Phone: (858) 509-9899
                                                    jcartwright@sola.com


         SOLA International Announces Fiscal 2004 First Quarter Results

                           Global Sales Increase 14%

                         Operating Income Increases 32%

                   Adjusted EPS exceeds First Call Estimates

                     Company Increases Fiscal 2004 Guidance


SAN DIEGO, CA August 6, 2003 - SOLA International Inc. (NYSE: SOL) today announced fiscal year 2004 first quarter results. Net sales in the first quarter were $154.0 million compared with $135.2 million in the year ago period, an increase of 13.9%. Net sales in the first quarter, on a constant currency basis, increased 5.3%, with North America and Europe increasing 11.1% and 4.4%, respectively, and Rest of World ("ROW") decreasing 5.8%. Operating income in the first quarter was $19.8 million, or 12.9% of sales, compared with $15.0 million, or 11.1% of sales, in the first fiscal quarter last year, an increase of 31.9%. Operating income, before depreciation and amortization (often referred to as EBITDA) was $25.3 million, an increase of 21.1% over the $20.9 million reported in the year ago quarter. Cash flow from operations in the first quarter was $10.8 million, or 7.0% of sales, compared to $6.3 million, or 4.7% of sales, in the comparable year ago period.

As reported gross margins in the first quarter were 40.5% compared to 41.0% in the year ago quarter. Excluding the translation impact of foreign currency, gross margins in the first quarter were 40.5% compared to 40.4% last year.

As reported operating expense was 27.6% of sales in the first quarter compared to 29.9% in the year ago quarter. Excluding the translation impact of foreign currency, operating expense decreased $1.0 million from the prior year.

In accordance with generally accepted accounting principles ("GAAP"), the Company is required to re-measure its Euro-denominated debt into U.S. dollars for financial reporting purposes. As a result of re-measuring its net long-term Euro-denominated debt into U.S. dollars, the Company recorded a pre-tax foreign exchange loss of $9.8 million in the first quarter compared to a pre-tax foreign exchange loss of $15.3 million in the year ago quarter.

Including the unrealized translation effect of foreign currency on the Company's net long-term Euro-denominated debt, the Company recorded net income of $0.5 million in the fiscal 2004 first quarter compared to a net loss of $5.4 million in the year ago period. Excluding the unrealized translation effect of foreign currency on the Company's net long-term Euro-denominated debt, the Company reported adjusted net income of $7.5 million, or $.30 earnings per diluted share, compared to consensus First Call estimates of $6.7 million, or $.27 earnings per diluted share, and year ago adjusted net income of $5.4 million, or $.22 earnings per diluted share. Management believes that adjusted net income provides a better representation of true operating results because the re-measurement into U.S. Dollars of the principal amount of the Company's

Euro-denominated debt has no near term impact on the Company's cash flows or its ability to conduct business and can cause reported results to fluctuate significantly from period to period.

Jeremy C. Bishop, President and Chief Executive Officer of SOLA, commented,
"I am pleased with our first quarter results which met or exceeded our expectations in nearly all areas. Our continuing ability to expand revenues and, in particular, the growth of our North American business in the quarter, is at the core of our much improved performance."

"North American sales, on a constant currency basis, increased 11.1% compared to the year ago quarter and represents the fourth consecutive quarter where sales growth in this region has exceeded 7%. This demonstrates that our sales and marketing initiatives and increased Rx lab presence are having a positive impact on our business. Our investments in prescription laboratories and manufacturing capacity for polycarbonate and other high index materials, combined with well focused sales and marketing activities and superior service reliability, have enabled our growth to outpace the market and our market share to increase. As we expand our laboratory network in North America and further reinforce our business relationships with new products, including Teflon Easycare lenses, we believe that the sales momentum established in this region over the last four quarters can be maintained."

"Europe generated constant dollar revenue growth of 4.4% in the quarter and continued to benefit from an improved product mix. Strong results from our prescription laboratory network created excellent growth in France, Italy, Portugal and Spain that was partially offset by lower demand in Germany and our European Sunlens business."

"In ROW, I am also satisfied with our performance in South America where sales growth was approximately 13% excluding the translation impact of foreign currency. Offsetting this performance, however, were sales declines in Asia, Japan, and Australia."

"As reported sales in our four key product segments - progressive lenses, high-index materials including polycarbonate, photochromic treatments and advanced lens coatings such as Teflon Easycare - all exhibited excellent growth in the quarter and confirm our expectation that these will continue to provide a significant part of our future sales and profit stream. I also am encouraged by our continued progress in expanding the presence of our global prescription laboratory network where sales, on a constant currency basis, increased 20% in the quarter."

Commenting on cash flow, Mr. Bishop said, "During the first quarter we generated $10.8 million of cash flow from operations as compared to $6.3 million in the prior year quarter. Compared to March 31, 2003, working capital, excluding the translation impact of foreign currency, increased as planned and included a $7.3 million reduction in accounts payable, a $10.6 million increase in accrued expenses and a $7.1 million increase in inventory. The inventory increase, while temporary, was necessary to support continued improvement in service levels, new product initiatives, including Teflon EasyCare and AO Pro Easy, and new business from a UK-based chain retailer. From our operating cash flow, we reinvested $3.9 million on capital spending for equipment and molds and $0.9 million on a previously announced lab acquisition. The balance represents an increase to cash on our balance sheet and consequently, net debt, excluding the impact of currency, decreased $8.4 million in the quarter. Further, I continue to believe that full year operating cash flow, after planned capital spending of $20 to $25 million, will be broadly equal to adjusted net income and will be used to fund additional prescription laboratories, debt repurchase and/or added to existing cash balances."

"On an as reported basis, total debt at June 30, 2003 was $338.0 million compared to $328.2 million at March 31, 2003. The increase is due primarily to the impact of re-translating our Euro-denominated debt as required under GAAP."

"To summarize, this quarter's performance exceeded expectations; our growth strategies are working; manufacturing costs and compliance are on target; our operating expenses are under control; we are gaining operating leverage. This all serves to increase my confidence in our future prospects and accordingly, I am raising our fiscal 2004 adjusted net income target from $33.5 million to $35.0 million. This compares to the current First Call estimate of $33.3 million."

Company management believes that constant currency sales growth provides a better representation of true operating results because changes in currency rates are beyond management's control and can cause reported results to fluctuate significantly. Management also believes that EBITDA and EBITDA growth are important because they are indicator's of the Company's financial performance, are used in calculating certain debt covenants under the Company's revolving credit agreement and are relevant to both debt and equity investors.

The Company will host a conference call today at 11:00 a.m. Eastern Standard Time (8:00 a.m. Pacific Standard Time). In addition, investors and interested parties may listen to the call via webcast at www.SOLA.com or www.Companyboardroom.com. A replay of the call will be available starting at 1:00 p.m. Eastern Standard Time, August 6, 2003 through 1:00 p.m. Eastern Standard Time, August 13, 2003. The replay number is 800-633-8284 and the access code is 21154221.

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements relating to SOLA's potential growth prospects. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of SOLA. Actual results could differ materially from the forward-looking statements as a result of, among other things, the highly competitive nature of the eyeglass lens and coating industry; SOLA's need to develop new products; potential adverse developments in the domestic and foreign economic and political environment, including exchange rates, tariffs and other trade barriers and potentially adverse tax consequences; potential difficulties in staffing and managing foreign operations; and the other factors described in SOLA's Form 10-K for the fiscal year ended March 31, 2003. The words "believe", "expect", "anticipate", "estimate", "plan" and similar expressions identify forward-looking statements. SOLA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOLA International Inc. designs, manufactures and distributes a broad range of eyeglass lenses, primarily focusing on the faster-growing plastic lens segment of the global lens market, and particularly on higher-margin value-added products. SOLA's strong global presence includes manufacturing and distribution sites in three major regions: North America, Europe and Rest of World (primarily Australia, Asia and South America) and approximately 6,800 employees in 28 countries servicing customers in over 50 markets worldwide. For additional information, visit the Company's web site at www.sola.com.
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                             SOLA International Inc.
                       Unaudited Statements of Operations
                  (Amounts in thousands, except per share data)

                                                                      First Quarter      First Quarter
                                                                           2004              2003
                                                                           ----              ----
Net sales                                                               $ 153,979         $ 135,177
Cost of sales                                                              91,618            79,761
                                                                        ---------         ---------
     Gross profit                                                          62,361            55,416
                                                                        ---------         ---------
Research and development expenses                                           2,483             3,245
Selling and marketing expenses                                             27,985            26,021
General and administrative expenses                                        12,077            11,122
                                                                        ---------         ---------
     Operating expenses                                                    42,545            40,388
                                                                        ---------         ---------
       Operating income                                                    19,816            15,028

Interest income                                                               390               486
Interest expense                                                           (9,224)           (7,825)
Foreign currency loss                                                      (9,981)          (14,889)
                                                                        ---------         ---------
       Income/(loss) before (provision)/benefit for income taxes
       and minority interest                                                1,001            (7,200)
(Provision)/benefit for income taxes                                         (290)            2,160
Minority interest                                                            (193)             (312)
                                                                        ---------         ---------
Net Income/(loss)                                                       $     518         $  (5,352)
                                                                        =========         =========
Net income/(loss) per share - basic                                     $    0.02         $   (0.22)
                                                                        =========         =========
Weighted average common shares outstanding                                 24,724            24,542
                                                                        =========         =========
Net income/(loss) per share - diluted                                   $    0.02         $   (0.22)
                                                                        =========         =========
Weighted average common and
     dilutive securities outstanding                                       25,088            24,542
                                                                        =========         =========

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                             SOLA International Inc.
                               Balance Sheet Data
                             (Amounts in thousands)
                                   (Unaudited)

                                                               June 30,       March 31,        June 30,
                                                                 2003            2003            2002
                                                                 ----            ----            ----
Cash and cash equivalents                                     $ 65,989        $ 58,679        $ 68,240
Trade accounts receivable, net                                 128,366         123,088         120,024
Inventories                                                    102,481          91,442          94,742
Other assets                                                   491,385         485,870         455,924
                                                              --------        --------        --------
     Total assets                                             $788,221        $759,079        $738,930
                                                              ========        ========        ========

Trade payables, accruals and other current liabilities        $144,689        $135,724        $143,688
Notes payable and other debt                                   337,984         328,236         307,802
Other liabilities                                               32,671          33,162          31,238
                                                              --------        --------        --------
     Total liabilities                                         515,344         497,122         482,728
Stockholders' equity                                           272,877         261,957         256,202
                                                              --------        --------        --------
     Total liabilities and stockholders' equity               $788,221        $759,079        $738,930
                                                              ========        ========        ========

                             SOLA International Inc.
                                 Cash Flow Data
                             (Amounts in thousands)
                                   (Unaudited)

                                                                       First Quarter   First Quarter
                                                                            2004            2003
                                                                            ----            ----
Net Income/(loss)                                                        $    518         $ (5,352)
Depreciation and amortization                                               6,341            6,663
Changes in trading assets and liabilities                                   3,933            5,008
                                                                         --------         --------
     Net cash provided by operating activities                             10,792            6,319
                                                                         --------         --------

Purchases of businesses                                                      (888)          (3,591)
Capital expenditures                                                       (3,080)          (2,630)
Mold expenditures                                                            (855)            (648)
Other                                                                         199              202
                                                                         --------         --------
     Net cash used in investing activities                                 (4,624)          (6,667)
                                                                         --------         --------
     Net cash used in financing activities                                   (182)            (836)

Effect of exchange rate changes on cash and cash equivalents                1,324            1,005
                                                                         --------         --------
     Net increase/(decrease) in cash and equivalents                     $  7,310         $   (179)
                                                                         ========         ========

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                             SOLA International Inc.
                  Reconciliation of Non-GAAP Financial Measures
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                                              First Quarter       First Quarter
                                                                                   2004                2003
                                                                                   ----                ----
Calculation of Adjusted net income:
Net income/(loss), as reported                                                  $     518          $  (5,352)
Foreign currency loss on net long-term
     Euro-denominated debt, net of tax                                             (6,965)           (10,718)
                                                                                ---------          ---------
Adjusted net income                                                             $   7,483          $   5,366
                                                                                =========          =========
Adjusted net income per share-diluted                                           $    0.30          $    0.22
                                                                                =========          =========
Weighted average common and
     dilutive securities outstanding                                               25,088             24,890
                                                                                =========          =========
Calculation of EBITDA:
Operating income, as reported                                                   $  19,816          $  15,028
Depreciation and amortization                                                       5,522              5,906
                                                                                ---------          ---------
EBITDA                                                                          $  25,338          $  20,934
                                                                                =========          =========

EBITDA % growth over prior period                                                    21.0%

Calculation of constant currency sales:
Net sales, as reported                                                          $ 153,979          $ 135,177
Impact of currency fluctuations on net sales during period (a)                       --               11,052
                                                                                ---------          ---------
First Quarter 2004 net sales, excluding currency impact                         $ 153,979          $ 146,229
                                                                                =========          =========

Constant currency net sales % growth over prior period                                5.3%

Calculation of constant currency gross margins:
Gross margins, as reported                                                      $  62,361          $  55,416
Impact of currency fluctuations on gross margins during period (a)                   --                3,714
                                                                                ---------          ---------
First Quarter 2004 gross margins, excluding currency impact                     $  62,361          $  59,130
                                                                                =========          =========

Constant currency gross marrgin %                                                    40.5%              40.4%

Calculation of constant currency operating expenses:
Operating expenses, as reported                                                 $  42,545          $  40,388
Impact of currency fluctuations on operating expenses during period (a)              --                3,177
                                                                                ---------          ---------
First Quarter 2004 operating expenses, excluding currency impact                $  42,545          $  43,565
                                                                                =========          =========

Constant currency operating expenses %                                               27.6%              29.8%

Calculation of constant currency accounts receivable:
First Quarter net trade accounts receivable, as reported                        $ 128,366
Impact of currency fluctuations on accounts receivable during period (b)           (4,710)
                                                                                ---------
First Quarter 2004 net trade accounts receivable,
     excluding currency impact                                                    123,656
                                                                                =========

Fourth Quarter 2003 net trade accounts receivable, as reported                    123,088
                                                                                =========

Increase in trade accounts receivable, exclusive
     of foreign currency impact during period                                   $     568

Calculation of constant currency inventories:
First Quarter inventories, as reported                                          $ 102,481
Impact of currency fluctuations on inventories during period (b)                   (3,628)
                                                                                ---------
First Quarter 2004 inventories, excluding currency impact                          98,853
                                                                                =========

Fourth Quarter 2003 inventories, as reported                                       91,442
                                                                                =========

Increase in inventories, exclusive of
     foreign currency impact during period                                      $   7,411

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                             SOLA International Inc.
                  Reconciliation of Non-GAAP Financial Measures
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

Calculation of constant currency net debt reduction:
Cash and cash equivalents, as reported                                                         $  65,989         $  58,679
Notes payable and other debt, as reported                                                        337,984           328,236
                                                                                               ---------         ---------
Net debt, as reported                                                                            271,995           269,557

Impact of currency fluctuations on notes payable and other debt during period (b)                 10,879                --
                                                                                               ---------         ---------
First Quarter 2004 net debt, excluding currency impact                                         $ 261,116         $ 269,557
                                                                                               =========         =========

Constant currency net debt reduction over prior period                                            (8,441)

(a) Based on First Quarter 2004 exchange rates
(b) Based on Fourth Quarter 2003 exchange rates